Exhibit 99.1

newsrelease

Headquarters Office
13737 Noel Road, Ste. 100
Dallas, TX 75240
tel: 469.893.2000
fax: 469.893.8600
www.tenethealth.com
Headquarters Office

Contacts:
Media Steven Campanini (469) 893-6321
steven.campanini@tenethealth.com
Investors Thomas Rice (469) 893-2522
thomas.rice@tenethealth.com

Pullen to Retire as Tenet’s Chief Accounting Officer

DALLAS — April 6, 2007 — Tenet Healthcare Corporation (NYSE: THC) announced today that Timothy L. Pullen, executive vice president and chief accounting officer, has decided to retire once the company completes its financial reporting for the first quarter ended March 31, 2007.

The company also announced that Daniel J. Cancelmi, 44, has been named Tenet’s principal accounting officer, effective April 2.  In addition, Cancelmi will continue as vice president and controller, responsible for financial reporting, internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act, accounts payable, government programs, payroll, and capital and property accounting.  He reports to Biggs C. Porter, chief financial officer.

“Tim Pullen’s unquestioned integrity and long experience have played an invaluable role in helping Tenet resolve its serious financial and legal challenges over the past four years,” Porter said.  “With those challenges now behind us, we respect his decision to retire from Tenet and pursue other endeavors at this time, and we wish him well.”

Porter added, “We are fortunate to have someone of Dan Cancelmi’s caliber and ability already with us, and we look forward to his leadership as our new principal accounting officer.”

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Pullen, 51, joined The Hillhaven Corporation, a subsidiary of one of Tenet’s predecessor companies, in 1983, eventually becoming that unit’s vice president, finance.  He joined Tenet’s corporate finance team in 1995 as vice president and controller.  He was named to his current position in August 2003.

Cancelmi joined Tenet in November 1998, as chief financial officer of Hahnemann University Hospital in Philadelphia.  He was promoted to the company’s vice president and assistant controller in September 1999, and to his current position in September 2004.

Before joining Tenet, Cancelmi served as senior director of the Allegheny Health, Education and Research Foundation in Pittsburgh, and prior to that served nine years in various positions with the accounting firm of Coopers & Lybrand in Pittsburgh and New York City.

He is a certified public accountant and holds a bachelor of science degree in accounting from Duquesne University in Pittsburgh.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates acute care hospitals and related health care services.  Tenet’s hospitals aim to provide the best possible care to every patient who comes through their doors, with a clear focus on quality and service.  Tenet can be found on the World Wide Web at www.tenethealth.com.

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Some of the statements in this release may constitute forward-looking statements.  Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended Dec. 31, 2006, our quarterly reports on Form 10-Q and periodic reports on Form 8-K.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

[NOTE TO EDITORS:  A digital photograph of Tim Pullen or Dan Cancelmi is available by email on request.  Please call Valeria Wilkes in Tenet’s Corporate Communications department at (469) 893-6114.]